Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Oct. 19, 2006
PEABODY ENERGY ANNOUNCES RESULTS FOR
THE QUARTER AND NINE MONTHS ENDED SEPT. 30, 2006
•	Earnings per share rise 26% to $0.53 for the quarter and 63% to $1.58 through nine months

•	Net income increases 25% to $142 million for the quarter and 63% to record $426 million through nine months

•	EBITDA rises 15% to $271 million for the quarter and 31% to record $809 million through nine months

•	Full-year 2006 targets maintained at EPS of $2.00 to $2.43 and EBITDA of $1,050 million to $1,150 million
ST. LOUIS, Oct. 19 — Peabody Energy (NYSE: BTU) today reported that earnings per share for the quarter ended Sept. 30, 2006 increased 26 percent to $0.53 on net income of $142.0 million. Through nine months, earnings per share rose 63 percent to $1.58 on record net income of $425.7 million. EBITDA rose 15 percent to $270.7 million for the quarter and 31 percent to a record $809.0 million through nine months.
     “Peabody continues to produce solid results again in 2006, posting the 12th consecutive quarter of double-digit EBITDA growth over the prior year, and we remain on track for another record year in 2007,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “The strength of our operating base to meet rising demand and manage costs, and the multi-year benefit of sales commitments signed earlier, should lead to continued strong earnings growth in 2007 and beyond. This growth will be further enhanced by our completion of the Excel acquisition in Australia.”
     This month, Peabody gained final approvals to acquire Excel Coal. The purchase is expected to triple Peabody’s coal production in Australia to satisfy the world’s fastest-growing markets. Major Excel assets include three operating mines plus three new mines in late-
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
stage development, along with more than 500 million tons of proven and probable coal reserves to accommodate future expansion. Peabody currently produces approximately 9 million tons per year in Australia. Excel Coal operations are expected to produce up to 15 million tons of coal in 2007 and up to 20 million tons in 2008.
FINANCIAL, OPERATING AND COMPANY HIGHLIGHTS
     Revenues increased 3 percent for the third quarter to $1,265.0 million, and rose 14 percent to $3,893.2 million through nine months, on higher realized pricing and volumes in all regions. Average revenues per ton for the quarter improved 6 percent in the United States and 7 percent in Australia. Nine-month coal shipments totaled an industry-leading 182.9 million tons.
     EBITDA totaled $270.7 million for the quarter and $809.0 million through nine months, an increase of 15 percent and 31 percent over the respective prior-year periods. Quarterly EBITDA improvements were driven by increased volumes, higher revenue per ton in all regions and lower operating costs in Australia. Total operating profit per ton increased 16 percent to $2.85.
     U.S. and Australian Mining Operations combined for $256.2 million in EBITDA for the quarter compared with $240.9 million in the prior year. Operations would have been approximately $28 million higher for the quarter absent manufacturer-related equipment issues at the Twentymile Mine. Trading and Brokerage and Resource Management activities combined for $67.3 million in EBITDA compared with $70.3 million during the prior-year quarter.
     “Peabody’s Twentymile Mine is now running above pre-installation levels as it ramps up to expanded production, and North Goonyella operated at its highest levels in more than two years during September,” said Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “By installing new longwall systems in Colorado and Australia, we have strengthened our operating base at two high-margin operations.”
     Operating profit increased 15 percent for the quarter to $173.0 million, and 44 percent through nine months to $519.9 million. Net income totaled $142.0 million for the quarter, or $0.53 per share, compared with respective prior-year income of $113.3 million, or $0.42 per share. Through nine months, net income increased 63 percent to $425.7 million, or $1.58 per share.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
     During the quarter, Peabody also received the U.S. Department of Labor’s Sentinels of Safety award for the safest U.S. surface mine, and the company was also recognized with five of the 12 reclamation excellence awards granted by the U.S. Department of the Interior.
     Reflecting strong investment community interest, Peabody recently completed a new $2.75 billion unsecured credit facility with favorable terms, as well as a $900 million unsecured senior notes offering that included access to the 20-year bond market. The company also repurchased $88.3 million in BTU stock during the third quarter, at an average price of $45.66 per share.
     Also during the quarter, the U.S. Environmental Appeals Board affirmed the air quality permit for the Prairie State Energy Campus in Southern Illinois. The Prairie State partners also signed an agreement with CMS Enterprises to jointly develop the project, serve as operating partner for the plant and jointly share an expected 30 percent interest with Peabody. Other partners in the project increased their rights to acquire ownership and power generation to 53 percent. This leaves just 17 percent of the project remaining for equity placement. Prairie State also announced that it has signed a letter of intent with Bechtel to develop the engineering and procurement services for the power-related facilities.
     Peabody also announced an agreement with Rentech to evaluate sites in the Midwest and Montana for coal-to-liquids (CTL) projects that would turn coal into diesel and jet fuel. The plants could range in size from producing 10,000 to 30,000 barrels of fuel per day and use approximately 3 to 9 million tons of coal annually.
MARKETS
     “As we evaluate the effects of mild weather in 2006 on U.S. coal-fueled generation, Peabody anticipates a tighter supply-demand picture going forward as coal use increases due to a return to normal weather patterns,” said Boyce. “And the longer-term demand outlook is very bright, with a number of new U.S. coal plants expected to begin operation over the next several years.”
     Third quarter industry coal production is estimated to have fallen from prior-year levels. The company estimates that U.S. generator stockpiles declined by approximately five to 10 million tons during the quarter, to an estimated 125 million tons of inventory.
     In response to near-term U.S. coal market dynamics, and the challenge of railroads in meeting current demand, the company is deferring 2007 capital commitments and tempering its 2007 Powder River Basin production growth plans. While Peabody still expects its production
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
and sales in the Powder River Basin to exceed 2006 levels, the company will lower its previously planned 2007 Powder River Basin volume growth by 7 million tons. The company also intends to defer startup of its planned School Creek Mine to 2009 or beyond, pending an appropriate level of sales commitments.
     Peabody now has just 14 million tons of planned U.S. production uncommitted for 2007, with an additional 12 million tons of coal to be repriced. The company has approximately 60 to 65 million tons of planned U.S. production uncommitted for 2008, with an additional 37 million tons to be repriced. Through nine months, the company has priced more than 60 million tons of its premium Powder River Basin product for multiple years at levels more than double the average realized prices in 2005.
     Overall, the U.S. coal supply-demand balance is expected to tighten. Continued economic growth, constrained nuclear generation and normal weather patterns are expected to lead to higher coal-based generation, even as a number of high-cost Eastern U.S. mines have curtailed production.
     Powder River Basin coal is expected to satisfy the majority of growth in U.S. coal demand. Rail investments such as the recent completion of 18 miles of triple tracking at a key section of the Powder River Basin should improve long-term fluidity in moving coal supplies to market, and a long-awaited study confirms the need for further railroad investments to transport an additional 196 million tons of coal by 2012. A number of generators have announced delays in scrubber installations, further benefiting low-sulfur Powder River Basin coals.
     The company believes the Excel transaction is well timed. Global coal demand remains strong, with higher-than-expected coal use this summer in Europe and continued high economic growth in China. Global steel demand remains up more than 10 percent through August. Outside of the United States, more than 150,000 MW of coal-based generating capacity is expected to come online between 2006 and 2010, representing more than 500 million tons of annual coal use.
     More than 30,000 MW of additional generating plants in the U.S. are targeted for completion by 2010, representing approximately 120 million tons per annum of additional coal use.
     Longer term, a number of coal-to-liquids facilities in China have scheduled startups beginning in 2007. Support for U.S. CTL facilities continues to grow, with bipartisan bills introduced in both houses of Congress to allow long-term Department of Defense off-take agreements and extension of tax credits for use of transportation fuels from coal. The U.S. Air
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
Force recently completed a successful B-52 test flight using Fisher-Tropsch fuels. Air Force officials note that the branch could serve as a market enabler by generating demand for liquids from coal totaling 100 million gallons per year by 2008, while targeting 50 percent of domestic fuel needs of the Department of Defense from CTL by the latter part of the next decade.
OUTLOOK
     Peabody’s financial outlook remains very strong. The company maintains its 2006 targets for record financial results including earnings per share of $2.00 to $2.43 and EBITDA of $1,050 million to $1,150 million on production of approximately 230 million tons and sales of approximately 255 million tons. Targets exclude the benefit of the new Australian operations as well as one-time acquisition-related charges.
     Longer term, the company’s capital investments in U.S. operations, acquisition of Excel and delivery on higher-priced sales commitments are expected to provide for continued earnings growth in 2007 and beyond.
     Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Oct. 19, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future worldwide economic conditions; economic strength and political stability of countries in which we have operations or serve customers; weather; transportation performance and costs, including demurrage; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; legislation and regulations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of changes in currency exchange rates; risks associated with customers, including credit risk; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; success in integrating new acquisitions; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited) For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2006	2005	2006	2005
Tons Sold (In Millions)	60.8	61.6	182.9	178.4

Revenues	$1,265.0	$1,223.5	$3,893.2	$3,409.8
Operating Costs and Expenses	1,003.0	986.2	3,078.8	2,778.2
Depreciation, Depletion and Amortization	90.6	77.1	263.2	232.4
Asset Retirement Obligation Expense	7.1	7.4	25.9	23.8
Selling and Administrative Expenses	31.5	57.0	118.8	135.4
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(35.0)	(47.6)	(94.3)	(95.2)
Income from Equity Affiliates	(5.2)	(7.5)	(19.1)	(25.8)

Operating Profit	173.0	150.9	519.9	361.0
Interest Income	(1.9)	(3.2)	(6.0)	(6.4)
Interest Expense:
Debt-Related Interest	24.1	22.8	71.6	66.8
Surety Bond and Letter of Credit Fees	2.3	2.5	7.5	9.3
Income Tax Provision	2.7	14.8	10.8	29.3
Minority Interests	3.8	0.7	10.3	1.5

Net Income	$142.0	$113.3	$425.7	$260.5

Diluted EPS (1) (2)	$0.53	$0.42	$1.58	$0.97

EBITDA	$270.7	$235.4	$809.0	$617.2

(1)	Weighted average diluted shares outstanding were 268.8 million and 268.5 million for the quarters ended September 30, 2006 and 2005, respectively, and were 269.3 million and 267.7 million for the nine months ended September 30, 2006 and 2005, respectively.

(2)	Share and per share amounts reflect the company’s March 30, 2005 and February 22, 2006 two-for-one stock splits.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters and Nine Months Ended September 30, 2006 and 2005

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2006	2005	2006	2005
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$933.9	$856.0	$2,798.2	$2,499.9
Australian Mining Operations	191.5	146.1	562.4	390.3
Trading and Brokerage Operations	133.0	216.1	515.5	507.0
Other	6.6	5.3	17.1	12.6

Total	$1,265.0	$1,223.5	$3,893.2	$3,409.8

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.7	13.4	41.5	39.5
Western U.S. Mining Operations	40.4	39.1	119.0	114.5
Australian Mining Operations	2.3	1.9	6.6	6.0
Trading and Brokerage Operations	4.4	7.2	15.8	18.4

Total (1)	60.8	61.6	182.9	178.4

Revenues per Ton — Mining Operations
Eastern U.S.	$36.86	$33.88	$37.01	$33.28
Western U.S.	10.60	10.32	10.60	10.34
Total — U.S.	17.26	16.32	17.43	16.23
Australia	82.02	76.55	85.09	64.98

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$31.87	$26.63	$29.57	$26.00
Western U.S.	7.81	7.65	7.74	7.46
Total — U.S.	13.92	12.49	13.38	12.22
Australia	49.79	55.71	56.50	48.11

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$4.99	$7.25	$7.44	$7.28
Western U.S.	2.79	2.67	2.86	2.88
Total — U.S.	3.34	3.83	4.05	4.01
Australia	32.23	20.84	28.59	16.87

Operating Profit per Ton	$2.85	$2.45	$2.84	$2.02

	Dollars in Millions
EBITDA — U.S. Mining Operations	$181.0	$201.1	$649.4	$617.8
EBITDA — Australian Mining Operations	75.2	39.8	188.9	101.3
EBITDA — Trading and Brokerage Operations	39.3	26.1	76.7	19.7
EBITDA — Resource Management (3)	28.0	44.2	79.8	82.5
Selling and Administrative Expenses	(31.5)	(57.0)	(118.8)	(135.4)
Other Operating Costs, Net (4)	(21.3)	(18.8)	(67.0)	(68.7)
EBITDA	270.7	235.4	809.0	617.2
Depreciation, Depletion and Amortization	(90.6)	(77.1)	(263.2)	(232.4)
Asset Retirement Obligation Expense	(7.1)	(7.4)	(25.9)	(23.8)
Operating Profit	173.0	150.9	519.9	361.0
Operating Cash Flow (5)	220.9	159.1	434.3	398.5
Coal Reserve Lease Expenditures	54.8	54.8	178.2	118.4
Capital Expenditures (6)	92.3	104.2	292.4	228.3

(1)	Metallurgical sales totaled 3.1 million tons and 9.1 million tons for the third quarter and nine months ended September 30, 2006, respectively, compared with 2.9 million tons and 9.0 million tons in the prior year. Total non-U.S. sales were 4.0 million tons and 13.5 million tons for the third quarter and nine months ended September 30, 2006, respectively, compared with 5.1 million tons and 14.7 million tons in the prior year.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Primarily includes costs associated with post-mining activities and income from the equity interest in our Venezuelan joint venture.

(5)	Prior-year operating cash flow has been adjusted to conform with the current-year presentation. Beginning with the adoption of Statement of Financial Accounting Standard 123(R) on January 1, 2006, the tax benefit of stock option exercises, previously presented in operating cash flow, is presented as a cash flow from financing activities.

(6)	Excludes acquisitions.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Comission.

Condensed Balance Sheets September 30, 2006, June 30, 2006, and December 31, 2005
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	September 30, 2006	June 30, 2006	December 31, 2005
Cash and Cash Equivalents	$317.4	$318.7	$503.3
Receivables	244.7	262.0	221.5
Inventories	181.5	167.1	389.8
Assets from Coal Trading Activities	96.1	84.7	146.6
Deferred Income Taxes	94.1	94.1	9.0
Other Current Assets	84.4	78.7	54.4

Total Current Assets	1,018.2	1,005.3	1,324.6
Net Property, Plant, Equipment and Mine Development	5,565.5	5,511.6	5,177.7
Investments and Other Assets	644.8	324.7	349.7

Total Assets	$7,228.5	$6,841.6	$6,852.0

Current Maturities of Debt	$77.7	$72.1	$22.6
Liabilities from Coal Trading Activities	80.7	74.3	132.4
Accounts Payable and Accruals	853.0	778.7	867.9

Total Current Liabilities	1,011.4	925.1	1,022.9
Long-Term Debt	1,624.9	1,308.6	1,382.9
Deferred Income Taxes	254.4	289.1	338.5
Other Long-Term Liabilities	1,952.7	1,972.7	1,926.7

Total Liabilities	4,843.4	4,495.5	4,671.0
Minority Interests	15.5	12.8	2.5
Stockholders’ Equity	2,369.6	2,333.3	2,178.5

Total Liabilities and Stockholders’ Equity	$7,228.5	$6,841.6	$6,852.0

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited) For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Dollars in Millions)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2006	2005	2006	2005
EBITDA	$270.7	$235.4	$809.0	$617.2
Depreciation, Depletion and Amortization	90.6	77.1	263.2	232.4
Asset Retirement Obligation Expense	7.1	7.4	25.9	23.8
Interest Income	(1.9)	(3.2)	(6.0)	(6.4)
Interest Expense	26.4	25.3	79.1	76.1
Income Tax Provision	2.7	14.8	10.8	29.3
Minority Interests	3.8	0.7	10.3	1.5

Net Income	$142.0	$113.3	$425.7	$260.5

Reconciliation of EBITDA to Net Income — 2006 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ended December 31, 2006
	Targeted Results
	Low	High
EBITDA	$1,050	$1,150
Depreciation, Depletion and Amortization	364	370
Asset Retirement Obligation Expense	36	35
Interest Income	(7)	(9)
Interest Expense	111	112
Income Tax Benefit	(9)	(28)
Minority Interests	14	15

Net Income	$541	$655

Diluted Earnings Per Share	$2.00	$2.43

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.